UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	August 1, 2013

XCEL BRANDS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-31553	76-0307819
(Commission File Number)	(IRS Employer Identification No.)

475 10th Avenue, 4th Floor, New York, NY	10018
(Address of Principal Executive Offices)	(Zip Code)

(347) 727-2474

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

Item 2.03	Creation of a Direct Financial Obligation an Obligation under our Off-Balance arrangement of a Registration

On August 1, 2013, IM Brands LLC (“IM Brands”), a wholly-owned subsidiary of XCel Brands, Inc. (the “Company”), entered into a new secured term loan facility with Bank of Hapoalim B.M. (“BofH”) pursuant to which BofH made a term loan in the aggregate principal amount of $13,000,000 (the “New Loan”). IM Brands used approximately $12.77 million of the net proceeds of the New Loan to repay in full the indebtedness outstanding under its previous secured term loan facility, including a prepayment fee in the amount of $187,312.50. The Loan is secured by all of the assets of IM Brands, and is guaranteed by the Company which guarantee is secured by the Company’s limited liability company interest in IM Brands.  The Loan bears interest at an annual fixed rate of 4.44%, payable quarterly in arrears on the first day of each calendar quarter.

Scheduled principal payments are as follows:

Date of Payment	Amount of Principal Payment
October 1, 2014, January 1, 2015, April 1, 2015 and July 1, 2015	$250,000
October 1, 2015, January 1, 2016, April 1, 2016 and July, 2016	$625,000
October 1, 2016, January 1, 2017, April 1, 2016 and July, 2017	$750,000
October 1, 2017, January 1, 2018 and April 1, 2018	$875,000
July 1, 2018	$3,875,000

In addition, on and after January 1, 2015, the Company is required to prepay the outstanding amount of the New Loan from excess cash flow for the prior fiscal year in an amount equal to twenty percent (20%) of such excess cash flow. Excess cash flow is defined as, for any fiscal period, cash provided by operating activities for such period less (a) capital expenditures not made through the incurrence of indebtedness less (b) all cash interest and principal (including the New Loan) paid or payable during such period less (c) payments made during such period by IM Brands to the Company equal to the estimated tax liability of the Company resulting from any taxable income (net of losses, including for prior years to the extent permitted to be deducted) of IM Brands.

The New Loan contains customary covenants, including (i) net worth on a consolidated basis not being less than $22,500,000.00 at the end of any fiscal quarter, (ii) unencumbered (other than the liens securing the New Loan) cash and cash equivalents being at least $2,000,000 at all times, (iii) the fixed charge coverage ratio (defined as (x) consolidated EBITDA plus unencumbered (other than the liens securing the New Loan) cash and cash equivalents in excess of $6,000,000 minus capital expenditures to (y) sum of (1) the consolidated cash interest expense during the applicable period, (2) the principal amount of total debt of Guarantor on a Consolidated Basis having a scheduled due date during such period, (c) all tax distributions and (d) all other cash distributions or dividends made by the Company) at the end of each fiscal quarter for the twelve fiscal month period ending on such fiscal quarter not being less than 1.20 to 1.00, and (iv) capital expenditures in any fiscal year not exceeding the greater of (x) $1,000,000 or (y) $1,000,000 plus an amount equal to (1) gross royalty revenues for the prior fiscal year minus $15,000,000 times (2) ten percent (10%).

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

10.1           Line Letter Agreement dated as of July 31, 2013 between IM Brands, LLC and Bank Hapoalim B.M.

10.2           Promissory Note dated July 31, 2013 in the principal amount equal to $13,000,000 made by IM Brands, LLC to the order of Bank Hapoalim B.M., as supplemented by the Loan Rider.

10.3           Security Agreement dated as of July 31, 2013 between IM Brands, LLC and Bank Hapoalim B.M.

10.4           Intellectual Property Security Agreement dated as of July 31, 2013 between the IM Brands, LLC and Bank Hapoalim B.M.

10.5           Guaranty dated July 31, 2013 made by Xcel Brands, Inc. for the benefit of Bank Hapoalim B.M.

10.6           Membership Pledge Agreement dated as of July 31, 2013 made by Xcel Brands, Inc. in favor of Bank Hapoalim B.M.

10.7           Subordination Agreement dated as of July 31, 2013, among Bank Hapoalim B.M., IM Ready-Made, LLC, Xcel Brands, Inc. and IM Brands, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

XCEL BRANDS, INC.

By:	/s/ James F. Haran
Name: James F. Haran
Title: Chief Financial Officer

Date: August 7, 2013